Exhibit 99.2

Stepan Company Announces Appointment of New Company Director

NORTHFIELD, Illinois, October 21, 2015 -- Stepan Company (NYSE: SCL) today announced the appointment of Jan Stern Reed as a Director of the Company, effective immediately.

Ms. Reed currently serves as Senior Vice President, General Counsel and Corporate Secretary of Walgreens Boots Alliance, Inc.  She also serves as Senior Vice President, General Counsel and Corporate Secretary of Walgreen Co., a position she has held since October 2014.

Prior to joining Walgreens, Ms. Reed held key management, legal and human resource positions with Solo Cup Company and Baxter International Inc.

Ms. Reed earned a Bachelor of Arts degree, with honors, in Psychology from the University of Michigan, and a Juris Doctor from Northwestern University’s School of Law.

She was selected as one of Corporate Counsel’s Top 100 In-House Counsels in 2013 and as an outstanding executive and named among the winners of Profiles in Diversity Journal’s 14th Annual Women Worth Watching® Awards in 2015. She also serves as a board member for Meals on Wheels, Chicago.

"Jan’s significant legal, management, human capital and leadership experience will add a valuable perspective to our Board of Directors," said F. Quinn Stepan, Chairman of Stepan Company. "We appreciate her willingness to serve as a Director and as Stepan continues to grow, we look forward to benefiting from her judgment and counsel."

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds.  Stepan is also a leading supplier of Polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

Stepan’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com.

Source:Stepan Company

Contact:  Scott D. Beamer847-446-7500